Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among
BUNGE LIMITED,
BLEECKER ACQUISITION CORP.
and
CORN PRODUCTS INTERNATIONAL, INC.
Dated as of June 21, 2008

i

EXHIBITS

Exhibit A	Form of Parent Tax Representation Letter
Exhibit B	Form of Company Tax Representation Letter

          AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of June 21, 2008 (this “Agreement”), among BUNGE LIMITED, an exempted limited liability company organized and existing under the laws of Bermuda (“Parent”), BLEECKER ACQUISITION CORP., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and CORN PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the “Company”).
          WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger”);
          WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is in the best interests of, the Company and its stockholders, (ii) approved, and declared it advisable to enter into, this Agreement, and (iii) resolved to recommend that this Agreement be adopted by the stockholders of the Company;
          WHEREAS, the Board of Directors of Merger Sub has approved, and declared it advisable to enter into, this Agreement;
          WHEREAS, (i) the Board of Directors of Parent (the “Parent Board”) has approved this Agreement, (ii) immediately following the execution of this Agreement, Parent shall adopt, as the sole stockholder of Merger Sub, this Agreement, and (iii) the Parent Board has approved, and resolved to recommend to the shareholders of Parent the approval of, the issuance (the “Parent Share Issuance”) of common shares, par value $0.01 per share, of Parent (“Parent Common Shares”) to the stockholders of the Company pursuant to the Merger; and
          WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a plan of reorganization.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Definitions. (a) For purposes of this Agreement:
     “affiliate” of a specified person means a person who, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
     “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.
     “Company Disclosure Schedule” means the Company’s disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the delivery of this Agreement.
     “Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects (a) is or is reasonably likely to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that to the extent any event, circumstance, change or effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Company Material Adverse Effect”: (i) changes in general economic conditions or changes in financial markets in general to the extent such changes would not reasonably be expected to have a materially disproportionate impact (relative to other participants in the industries in which the Company and the Subsidiaries operate) on the Company and the Subsidiaries, taken as a whole, (ii) general changes in the industries in which the Company and the Subsidiaries operate to the extent such changes would not reasonably be expected to have a materially disproportionate impact (relative to other participants in the industries in which the Company and the Subsidiaries operate) on the Company and the Subsidiaries, taken as a whole, (iii) changes resulting from the entry into or the public announcement of this Agreement or the transactions contemplated hereby or the performance of obligations under this Agreement, (iv) failure of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period ending on or after the date hereof (it being understood that the facts or occurrences giving rise to or contributing to the occurrence of any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (v) any change in any applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, and (vi) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof; or (b) would prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.
     “Company Material Subsidiary” means a subsidiary of the Company that is material to the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole.
     “Company Stockholder Approval” means the adoption of this Agreement at the Company Stockholder Meeting by holders of a majority of the outstanding Shares in accordance with the DGCL and the Company’s certificate of incorporation and bylaws.
     “control” (including the terms “controlled by”, “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
     “Environmental Law” means any United States federal, state or local or non-United States law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.
     “Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each is in effect on the date hereof, and all regulations promulgated thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
     “Intellectual Property” means intellectual property or similar proprietary rights of any kind, including any and all: (i) United States, non-United States and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, and the goodwill associated with any of the foregoing, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how, and (v) Internet domain names.
     “NYSE” means the New York Stock Exchange.
     “Parent Disclosure Schedule” means Parent’s disclosure schedule delivered by Parent to the Company concurrently with the delivery of this Agreement.
     “Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects (a) is or is reasonably likely to be materially adverse to the business, financial condition, assets, liabilities or results of operations of Parent and its subsidiaries, taken as a whole; provided, however, that to the extent any event, circumstance, change or effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Parent Material Adverse Effect”: (i) changes in general economic conditions or changes in financial markets in general to the extent such changes would not reasonably be expected to have a materially disproportionate impact (relative to other participants in the industries in which Parent and its subsidiaries operate) on Parent and its subsidiaries, taken as a whole, (ii) general changes in the industries in which Parent and its subsidiaries operate to the extent such changes would not reasonably be expected to have a materially disproportionate impact (relative to other participants in the industries in which Parent and its subsidiaries operate) on Parent and its subsidiaries, taken as a whole, (iii) failure of Parent to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period ending on or after the date hereof (it being understood that the facts or occurrences giving rise to or contributing to the occurrence of any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect), (iv) any change in any applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, and (v) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof; or (b) would prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.
     “Parent Share Value” means an amount equal to the volume weighted average of the per share daily closing prices of a Parent Common Share on the NYSE, as reported by The Wall Street Journal, for the fifteen consecutive trading days ending on and including the second trading day prior to the date on which the Company Stockholder Meeting is held.
     “Parent Shareholder Approval” means the approval of the Parent Share Issuance at the Parent Shareholder Meeting by a majority of votes cast in accordance with Parent’s memorandum of association and bye-laws; provided, that the total vote cast on the proposal to approve the Parent Share Issuance represents over 50% in interest of all Parent Common Shares.
     “Parent Significant Subsidiary” means a subsidiary of Parent that would constitute a “significant subsidiary” of Parent within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.
     “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
     “Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any person receiving nonpublic information with respect to the Company to keep such information confidential, which provisions to keep such information confidential are no less restrictive in the aggregate to such person than the Confidentiality Agreement is to Parent, its affiliates, and their respective personnel and representatives (it being understood that such agreement with such person need not have comparable standstill provisions); provided, that no such confidentiality agreement shall conflict with any rights of Parent or Merger Sub or obligations of the Company and the Subsidiaries under this Agreement.

     “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
     “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.
     “Taxes” means any and all (a) taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges, and (b) liability for the payment of any Tax of another person (i) as a result of being a member of a consolidated, combined, unitary or affiliated group that includes any other person, or (ii) by reason of transferee or successor liability imposed by law.
          (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Proposal	§ 7.05(f)
Action	§ 4.09
Adjustment	§ 3.01(f)
Agreement	Preamble
AIP	§ 7.06(h)
Blue Sky Application	§ 7.18(b)
Blue Sky Laws	§ 4.05(b)
Certificate of Merger	§ 2.02
Certificates	§ 3.01(b)
Change in Company Recommendation	§ 7.01(b)
Change in Parent Recommendation	§ 7.01(c)
Closing	§ 2.02
Code	Recitals
Company	Preamble
Company Balance Sheet	§ 4.07(c)
Company Board	Recitals
Company Common Stock	§ 2.04(a)
Company Environmental Permits	§ 4.15
Company Filed SEC Report	§ 4.07(a)
Company Licensed Intellectual Property	§ 4.13

Defined Term	Location of Definition
Company Material Contracts	§ 4.17(a)
Company Owned Intellectual Property	§ 4.13
Company Performance Share Award	§ 2.06(b)
Company Plans	§ 4.10(a)
Company Permitted Liens	§ 4.12(a)
Company Permits	§ 4.06
Company Preferred Stock	§ 4.03(a)
Company Property	§ 4.12(a)
Company Recommendation	§ 7.01(b)
Company Representatives	§ 7.05(a)
Company Restricted Stock Award	§ 2.06(a)
Company SEC Reports	§ 4.07(a)
Company Stock Awards	§ 4.03(a)
Company Stock Option Plan	§ 2.05(a)
Company Stock Options	§ 2.05(a)
Company Stockholder Meeting	§ 7.01(a)
Confidentiality Agreement	§ 7.04(b)
D&O Insurance	§ 7.07(b)
DGCL	Recitals
Effective Time	§ 2.02
ERISA	§ 4.10(a)
Exchange Act	§ 4.07(a)
Exchange Agent	§ 3.01(a)
Exchange Fund	§ 3.01(a)
Exchange Ratio	§ 2.04(a)
Executive Benefit Trust	§ 7.06(f)
Expenses	§ 9.03(a)
Financing	§ 7.18(a)
GAAP	§ 4.07(b)
Governmental Authority	§ 4.05(b)
HSR Act	§ 4.05(b)
Indemnified Person	§ 7.07(d)
IRS	§ 4.10(b)
Joint Proxy Statement	§ 7.01(a)
knowledge of the Company	§ 10.06
knowledge of Parent	§ 10.06
Law	§ 4.05(a)
Liens	§ 4.12(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	§ 2.04(c)
Multiemployer Plan	§ 4.10(d)
Multiple Employer Plan	§ 4.10(d)
Non-U.S. Benefit Plan	§ 4.10(k)

Defined Term	Location of Definition
Notice of Superior Proposal	§ 7.05(d)(i)
Notice Period	§ 7.05(d)(i)
Order	§ 8.01(d)
Parent	Preamble
Parent Board	Recitals
Parent Common Shares	Recitals
Parent Environmental Permits	§ 5.10
Parent Filed SEC Report	§ 5.07(a)
Parent Preference Shares	§ 5.03(a)
Parent Recommendation	§ 7.01(c)
Parent SEC Reports	§ 5.07(a)
Parent Share Issuance	Recitals
Parent Shareholder Meeting	§ 7.01(a)
Per Share Merger Consideration	§ 2.04(a)
Registration Statement	§ 7.01(a)
Retiree Plan	§ 7.06(i)
SEC	§ 4.07(a)
Securities Act	§ 4.07(a)
Shares	§ 2.04(a)
Subsidiary	§ 4.01(a)
Substitute Option	§ 2.05(a)
Superior Proposal	§ 7.05(g)
Surviving Corporation	§ 2.01
Termination Date	§ 9.01(b)(i)
Termination Fee	§ 9.03(b)
Transfer Taxes	§ 7.12
ARTICLE II
THE MERGER
          SECTION 2.01. The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
          SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of

Merger, a closing of the Merger (the “Closing”) shall be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.
          SECTION 2.03. Effect of the Merger. The effect of the Merger at and following the Effective Time shall be as provided in the applicable provisions of the DGCL and this Agreement.
          SECTION 2.04. Conversion of Securities. (a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (all shares of Company Common Stock being collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled or converted, as the case may be, in accordance with Section 2.04(b)) shall be converted into the right to receive a fraction of a validly issued, fully paid and non-assessable Parent Common Share (the “Per Share Merger Consideration”) equal to the quotient (the “Exchange Ratio”) determined by dividing $56.00 by the Parent Share Value and rounding to the nearest ten-thousandth of a share; provided, that (x) if the Parent Share Value is equal to or greater than $133.10, the Exchange Ratio shall equal 0.4207, and (y) if the Parent Share Value is equal to or less than $108.90, the Exchange Ratio shall equal 0.5142.
          (b) Cancellation and Conversion of Certain Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, (i) all Shares owned by the Company as treasury stock and any Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be canceled without any conversion thereof and retired and shall cease to exist and no consideration shall be delivered in exchange therefor, and each holder of a certificate or certificates representing any such Shares shall cease to have any rights with respect thereto, and (ii) each Share held by any Subsidiary immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of shares of common stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.
          (c) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall become one duly authorized, validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
          SECTION 2.05. Company Stock Options. (a) All options (the “Company Stock Options”) outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company Stock Incentive Plan, as amended, supplemented or modified (the “Company Stock Option Plan”), shall accelerate and remain outstanding following the Effective

Time. From and after the Effective Time, all references to the Company in the Company Stock Option Plan and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall assume the Company Stock Option Plan as of the Effective Time by virtue of this Agreement and without any further action. Each Company Stock Option assumed by Parent (each, a “Substitute Option”) shall be fully vested and exercisable upon the same terms and conditions as under the Company Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of Parent Common Shares (rounded down to the nearest whole share) equal to the number of Shares subject to such Company Stock Option multiplied by the Exchange Ratio; and (B) the option price per Parent Common Share shall be an amount equal to the option price per Share subject to such Company Stock Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). Such Substitute Option shall otherwise be subject to the same terms and conditions as such Company Stock Option.
          (b) As soon as practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Substitute Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Option shall be fully vested and exercisable as described in Section 2.05(a) and shall otherwise continue in effect on the same terms and conditions as such Company Stock Option. Parent shall comply with the terms of all such Substitute Options and ensure, to the extent required by, and subject to the provisions of, the Company Stock Option Plan, that Substitute Options that qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Parent shall take all corporate action necessary, if any, to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.05. As soon as practicable after the Effective Time, the Parent Common Shares subject to Substitute Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding. In addition, Parent shall use its reasonable best efforts to cause the Parent Common Shares subject to Substitute Options to be listed on the NYSE and such other exchanges as Parent shall determine.
          (c) On or after the date of this Agreement and prior to the Effective Time, each of Parent and the Company shall take all necessary action such that, with respect to each member of the Company Board and each employee of the Company that is subject to Section 16 of the Exchange Act, the acquisition by such person of Parent Common Shares or Substitute Options in the Merger and the disposition by any such person of Parent Common Shares or Company Stock Options pursuant to the transactions contemplated by this Agreement shall be exempt from the short swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.
          SECTION 2.06. Stock Awards. (a) Restricted Stock. At the Effective Time, any Shares or stock unit awards outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Option Plan or any applicable restricted stock purchase agreement or other agreement with the Company (other than Company Performance Share Awards) (each, a “Company Restricted Stock Award”) shall be exchanged for Parent Common Shares pursuant to Section 2.04 that shall be fully vested and no longer subject to restriction or other condition to which the applicable Company Restricted Stock Award was subject immediately prior to the Effective Time.
          (b) Performance Shares. At the Effective Time, any Shares or stock unit awards outstanding immediately prior to the Effective Time that are unvested and are subject to the satisfaction of certain performance measures under the Company Stock Option Plan or any applicable restricted stock purchase agreement or other agreement with the Company (each, a “Company Performance Share Award”) shall be deemed to be vested at its respective target performance measures pursuant to the terms of the Company Stock Option Plan and shall be exchanged for Parent Common Shares pursuant to Section 2.04 that shall be fully vested and no longer subject to restriction or other condition to which the applicable Company Performance Share Award was subject immediately prior to the Effective Time.
          SECTION 2.07. Certificate of Incorporation; Bylaws. (a) At the Effective Time and subject to Section 7.07(a), the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be Corn Products International, Inc.) until thereafter amended as provided by Law and such certificate of incorporation.
          (b) Unless otherwise determined by Parent prior to the Effective Time, and subject to Section 7.07(a), at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (except that any references therein to Merger Sub’s name shall be replaced with references to Corn Products International, Inc.) until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.
          SECTION 2.08. Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each such director to hold office in accordance with the DGCL, the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation, be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
ARTICLE III
DELIVERY OF PARENT COMMON SHARES
          SECTION 3.01. Exchange of Certificates. (a) Exchange Agent. From and after the Effective Time, Parent shall deposit, or shall cause to be deposited, with BNY Mellon Shareowner Services or another bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Shares,

(i) for exchange in accordance with this Article III through the Exchange Agent, certificates representing the Parent Common Shares issuable to holders of Shares in the Merger pursuant to Section 2.04 as of the Effective Time, (ii) immediately available funds, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 3.01(e) and (iii) any cash or other consideration from time to time as required for any dividends or other distributions pursuant to Section 3.01(c) (such cash and certificates for Parent Common Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Shares contemplated to be issued pursuant to Section 2.04, dividends or other distributions contemplated to be delivered pursuant to Section 3.01(c) and the cash in lieu of fractional shares contemplated to be paid pursuant to Section 3.01(e) out of the Exchange Fund. Except as contemplated by Section 3.01(g) hereof, the Exchange Fund shall not be used for any other purpose.
          (b) Exchange Procedures. (i) As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Shares whose Shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.04(a): (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or an affidavit of loss in lieu thereof) to the Exchange Agent); and (B) instructions for use in effecting the surrender of the Certificates (or an affidavit of loss in lieu thereof) pursuant to such letter of transmittal.
          (ii) Upon surrender to the Exchange Agent of a Certificate (or an affidavit of loss in lieu thereof) for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole Parent Common Shares which such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), (B) cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 3.01(e), and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 3.01(c), and the Certificate (or an affidavit of loss in lieu thereof) so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Common Shares, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 3.01(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.01(c) may be delivered to a transferee if the Certificate (or an affidavit of loss in lieu thereof) representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.01, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing Parent Common Shares, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 3.01(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.01(c).

          (c) Distributions with Respect to Unexchanged Parent Common Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.01(e), until the holder of such Certificate shall surrender such Certificate (or an affidavit of loss in lieu thereof). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Common Shares issued in exchange therefor, without interest, (i) the amount of any cash payable with respect to any fractional Parent Common Shares to which such holder is entitled pursuant to Section 3.01(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Common Shares.
          (d) No Further Rights in Company Common Stock. All Parent Common Shares issued upon surrender of a Certificate in accordance with the terms of this Article III and any cash paid pursuant to Section 3.01(c) or Section 3.01(e) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate.
          (e) No Fractional Shares. No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest, rounded to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 3.01(h)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Parent Share Value. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 3.01(b) and Section 3.01(c).
          (f) Adjustments of Merger Consideration. If, between the date of this Agreement and the Effective Time, there is a reorganization, recapitalization, reclassification, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Shares or Company Common Stock), extraordinary cash dividends, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Parent Common Shares (each, an “Adjustment”), the Per Share Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such Adjustment.

          (g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Shares for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) for the Per Share Merger Consideration, any cash in lieu of fractional Parent Common Shares to which they are entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the Parent Common Shares to which they are entitled pursuant to Section 3.01(c). Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any Per Share Merger Consideration (or dividends or distributions with respect to Parent Common Shares), or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.
          (h) Withholding Rights. Each of the Company, Merger Sub, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration or other amounts payable pursuant to this Agreement to any holder of Shares, Company Stock Options, Company Restricted Stock Awards, Company Performance Share Awards or other interests in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Law relating to Taxes. To the extent that amounts are so withheld by the Company, Merger Sub, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options, Company Restricted Stock Awards, Company Performance Share Awards or other interests in the Company in respect of which such deduction and withholding was made by the Company, Merger Sub, the Surviving Corporation or Parent, as the case may be.
          (i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the whole number of Parent Common Shares, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 3.01(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.01(c).
          SECTION 3.02. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be canceled and converted in accordance with the terms of this Article III.
          SECTION 3.03. No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          As an inducement to Parent and Merger Sub to enter into this Agreement, except (i) as set forth in the Company Disclosure Schedule (with specific reference to the particular section or subsection of this Agreement to which the information set forth in the Company Disclosure Schedule relates; provided, that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent); and (ii) as disclosed in the Company SEC Reports filed with or furnished to the SEC by the Company since December 31, 2006 and prior to the date hereof (other than disclosures in the “Risk Factors” sections thereof or any disclosures included in such filings that are cautionary, predictive or forward-looking in nature; provided, that in no event shall any disclosure contained in any such Company SEC Report be deemed to be an exception to any representation or warranty contained in Section 4.03(a) or Section 4.05(b), and it being understood that any matter set forth in the Company SEC Reports shall be deemed to qualify any representation or warranty in this Article IV only to the extent that the description of such matter in the Company SEC Reports would be reasonably inferred to be a qualification with respect to such representation and warranty), the Company hereby represents and warrants to Parent and Merger Sub as follows:
          SECTION 4.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and each subsidiary of the Company (each, a “Subsidiary”) is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions where such concept is applicable) under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure of any Subsidiary to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing (with respect to jurisdictions where such concept is applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.
          (b) Section 4.01(b) of the Company Disclosure Schedule sets forth all of the Subsidiaries of the Company in existence as of the date hereof (other than Subsidiaries with immaterial amounts of assets, operations or liabilities), together with the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of the outstanding capital stock or other equity interests of each such Subsidiary owned by the Company and its other Subsidiaries. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire, or register under any securities Law, any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

          (c) Each Company Material Subsidiary is so identified in Section 4.01(c) of the Company Disclosure Schedule.
          SECTION 4.02. Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each of the Company Material Subsidiaries listed in Section 4.02 of the Company Disclosure Schedule. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.
          SECTION 4.03. Capitalization. (a) The authorized capital stock of the Company consists of (i) 200,000,000 Shares, and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of June 19, 2008, (i) 74,325,043 Shares were issued and outstanding (not including Shares held in the treasury of the Company), all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 994,731 Shares were held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries, (iv) 4,386,270 Shares were reserved for future issuance pursuant to outstanding Company Stock Options, Company Restricted Stock Awards, Company Performance Share Awards and other purchase rights (the “Company Stock Awards”) granted pursuant to the Company Stock Option Plan, and (v) no shares of Company Preferred Stock were issued and outstanding. Except as set forth in this Section 4.03, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company.
          (b) The following information has been made available to Parent prior to the date hereof with respect to each Company Stock Award outstanding as of the date of this Agreement: (i) the name and address of the Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted; (iii) the number of Shares subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted; and (vi) the date on which such Company Stock Award expires.
          (c) Each outstanding share of capital stock of, or other equity interest in, each Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, except for limitations on transfer imposed by federal or state securities Laws. There are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, any Subsidiary.
          (d) The Company has made available to Parent an accurate and complete copy of the Company Stock Option Plan pursuant to which Company has granted the Company Stock

Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Subsidiary have been issued and granted in compliance in material respects with (i) all applicable Laws, and (ii) all requirements set forth in applicable contracts.
          SECTION 4.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, obtaining the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The Company Board has approved this Agreement and the transactions contemplated hereby and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger or any of the transactions contemplated hereby. To the knowledge of the Company, no other state takeover statute is applicable to the Company with respect to the Merger or the other transactions contemplated by this Agreement.
          SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents, each as amended to date, of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained, that all filings and obligations described in Section 4.05(b) have been made and that the Company Stockholder Approval has been obtained, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, writ, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of, loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.
          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory, Taxing or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and as otherwise described in Section 4.05(b) of the Company Disclosure Schedule, and filing and recordation of appropriate merger documents as required by the DGCL, and except as may be required in connection with Taxes described in Section 7.12 and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.
          SECTION 4.06. Permits; Compliance. Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any material Company Permit is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any Company Material Contract, except in either case for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.
          SECTION 4.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2005 (such forms, reports, statements, schedules and other documents referred being, collectively, the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed or, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Company SEC Report filed with or furnished to the SEC by the Company, and in either case, publicly available prior to the date hereof (each, a “Company Filed SEC Report”) and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Company Filed SEC Report. The Company is eligible to use Form S-3 in connection with the registration of securities under the Securities Act. No Subsidiary is required to file any form, report or other document with the SEC.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (or if amended prior to the date of this Agreement, as amended) was prepared in accordance with the then existing United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).
          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at March 31, 2008, including the notes thereto (the “Company Balance Sheet”), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, (i) incurred in the ordinary course of business consistent with past practice since March 31, 2008, (ii) relating to payment or performance obligations under contracts in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on a regularly prepared balance sheet, (iii) incurred in connection with the performance by the Company of its obligations under this Agreement, or (iv) that would not have a Company Material Adverse Effect.
          (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all Company Material Contracts.
          (e) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report.
          (f) The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that all material information concerning the Company and the Subsidiaries that is required to be disclosed in the Company’s SEC filings and other public disclosures is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.
          (g) The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (h) Since December 31, 2004, (i) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices, (ii) no attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company, and (iii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof that could have a material effect on accounting or revenue recognition.
          (i) Except in response to any inquiries or interrogatories described in Section 4.07(j), to the knowledge of the Company, no employee of the Company or any Subsidiary is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by the Company or any Subsidiary the outcome of which is, as of the date hereof, reasonably likely to be materially adverse to the Company and the Subsidiaries, taken as a whole.
          (j) The Company is not in receipt of any non-routine inquiries or interrogatories, whether in writing or, to the knowledge of the Company, otherwise or, to the knowledge of the Company, is not the subject of any investigation, audit, review or hearing by or in front of (A) the SEC or the NYSE, with respect to any of the Company SEC Reports or any of the information contained therein, or (B) any other Governmental Authority, with respect to the conduct by the Company or any Subsidiary of its business or any aspect thereof the outcome of which is, as of the date hereof, reasonably likely to be materially adverse to the Company and the Subsidiaries, taken as a whole.
          SECTION 4.08. Absence of Certain Changes or Events. Since December 31, 2007, (a) except as expressly contemplated by this Agreement, the Company and the Subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practice in all material respects, (b) there has not been any Company Material Adverse Effect and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in clauses (iv), (v), (vii), (viii), (ix), (x), (xii), (xiii) or (xiv) of Section 6.01(b).

          SECTION 4.09. Absence of Litigation. Other than with respect to employee benefit plans, labor and employment, intellectual property, tax and environmental matters, which are the subjects of Section 4.10, Section 4.11, Section 4.13, Section 4.14, and Section 4.15, respectively, (a) there is no investigation of which the Company has received notice and no litigation, suit, claim, action or proceeding (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that has had or would have a Company Material Adverse Effect; and (b) neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would have a Company Material Adverse Effect.
          SECTION 4.10. Employee Benefit Plans. (a) Section 4.10(a) of the Company Disclosure Schedule lists as of the date hereof each of the following that are subject to United States law, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all material employment, termination, severance or other material contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, director or independent contractor of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any material contracts, arrangements or understandings between the Company or any Subsidiary and any current or former employee, officer, director or independent contractor of the Company or any Subsidiary including any material contracts, arrangements or understandings with any such current or former employee, officer, director or independent contractor relating to a sale of the Company or any Subsidiary (each of the items set forth in clauses (i) through (iv) being referred to collectively as, the “Company Plans”).
          (b) The Company has furnished to Parent a correct and complete copy of each Company Plan that is subject to United States law and has made available to Parent a correct and complete copy of the following documents, to the extent applicable, prepared in connection with each such Company Plan: (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Company Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Company Plan.
          (c) Neither the Company nor any Subsidiary has any express or implied commitment (i) to create or incur any material liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any material contract or agreement to provide compensation or benefits to any individual, or (iii) to modify or change in any material respect or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law or reasonably advisable in order to maintain the Company Plan’s tax-qualified status or to comply with such applicable Law.
          (d) None of the Company Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). No Company Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Except as required by Law, none of the Company Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director or independent contractor of the Company or any Subsidiary.
          (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee, officer, director or independent contractor of the Company and the Subsidiaries; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amounts that are reasonably expected to, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code; or (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Company Plan.
          (f) Each Company Plan is operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and the Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Company Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such Action.
          (g) Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Company Plan for which determination letters are currently available that the Company Plan is so qualified and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

          (h) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan that could reasonably be expected to result in a material excise tax or liability. To the knowledge of the Company, no fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Law. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability.
          (i) All contributions, premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could give rise to any such challenge or disallowance.
          (j) All officers and management employees of the Company and the Subsidiaries employed in the United States are under written obligation to the Company and the Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.
          (k) In addition to the foregoing, with respect to each Company Plan that is not subject to United States law (a “Non-U.S. Benefit Plan”):
(i)	all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, except for any failure which would not, individually or in the aggregate, reasonably be expected to result in a material liability;

(ii)	the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no transaction contemplated hereby shall cause such assets or insurance obligations to be less than such benefit obligations, except, in either case, for any shortfall which would not, individually or in the aggregate, reasonably be expected to result in a material liability; and

(iii)	each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except for any failure which would not, individually or in the aggregate, reasonably be expected to result in a material liability. Each Non-U.S. Benefit Plan is now and always has been operated in material compliance with all applicable non-United States laws.
          (l) The Company has no liabilities with respect to any misclassification of any individual as an independent contractor, temporary employee or leased employee and no independent contractor, temporary employee or leased employee has been improperly excluded from any Company Plan, except for any failure which would not, individually or in the aggregate, reasonably be expected to result in a material liability.
          (m) Each Company Plan that is subject to the requirements of Section 409A of the Code is in good faith compliance with the currently applicable requirements of Section 409A of the Code and the regulations, rulings and notices thereunder.
          SECTION 4.11. Labor and Employment Matters. (a) Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement, works council or other labor union contract applicable to persons employed in the United States by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (ii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract, except as would not reasonably be expected to result in a material liability; (iii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary, except as would not reasonably be expected to result in a material liability; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary, except as would not reasonably be expected to result in a material liability. The consent of the labor unions which are a party to the collective bargaining agreements listed in Section 4.11 of the Company Disclosure Schedule is not required to consummate the transactions contemplated hereby.
          (b) The Company and the Subsidiaries are in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as would not reasonably be expected to result in a material liability, (i) the Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted and not resolved or that is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary, (ii) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (iii) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted and not resolved or that is now pending or, to the knowledge of the Company, threatened with respect to the Company, and (iv) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted and not resolved or that is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employs any person.
          (c) Section 4.11(c) of the Company Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2007 and a description of position and job function of each current U.S. salaried employee, officer or director of the Company and each Subsidiary, and a list of the names of each current non-U.S. employee, officer or director of the Company and each Subsidiary, in each case whose annual cash compensation exceeded (or in 2008 is expected to exceed) $250,000.
          SECTION 4.12. Real Property; Title to Assets. (a) Item 2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 lists all material real property owned by the Company and the Subsidiaries as of the date hereof (each, a “Company Property”). Except as would not have a Company Material Adverse Effect, each Company Property (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than (A) Liens for current taxes and assessments not yet due and payable or not past due, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (D) all matters of record, and (E) all Liens and other imperfections of title and encumbrances that do not impair in any material respect the continued use or utility of the real property encumbered thereby (collectively, “Company Permitted Liens”); and (ii) is not subject to any governmental decree or order to be sold, and neither the Company nor any Subsidiary has received any written notice to the effect that all or any portion of the real property is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, or that any such actions are being proposed or contemplated.
          (b) Section 4.12(b) of the Company Disclosure Schedule lists each material parcel of real property leased or subleased by the Company or any Subsidiary as of the date hereof, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Subsidiary in connection therewith and each amendment to any of the foregoing. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute an event of default) by the Company or any Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease, except as would not have a Company Material Adverse Effect.
          (c) There are no written contractual or applicable legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Subsidiary for the purposes for which it is currently being used and, to the knowledge of the Company, there are no latent defects or adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Subsidiary, in each case other than those that would not have a Company Material Adverse Effect.
          (d) Except as would not have a Company Material Adverse Effect, each of the Company and the Subsidiaries has good, valid and marketable (subject to Company Permitted Liens) title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its respective properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Company Permitted Liens.
          SECTION 4.13. Intellectual Property. Except as disclosed in Section 4.13 of the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, (a) to the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company in writing that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (b) with respect to each item of Intellectual Property owned by the Company or any Subsidiary and used in the business of the Company and the Subsidiaries as currently conducted (“Company Owned Intellectual Property”), the Company or any Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business; (c) with respect to each item of Intellectual Property licensed to the Company or any Subsidiary that is used in the business of the Company and the Subsidiaries as currently conducted (“Company Licensed Intellectual Property”), the Company or any Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; (d) the Company Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part and, to the knowledge of the Company, the registered Company Owned Intellectual Property is valid and enforceable; (e) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property; (f) each license of the Company Licensed Intellectual Property is binding on the Company and any of the Subsidiaries party thereto and, to the knowledge of the Company, each of the other parties thereto, and is in full force and effect; (g) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and (h) neither the execution of this Agreement nor the consummation of any transaction contemplated hereby will adversely affect any of the

Company’s rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.
          SECTION 4.14. Taxes. (a) Each of the Company and the Subsidiaries has timely filed or caused to be filed all Tax Returns required to be filed by it and has timely paid and discharged all Taxes required to be paid or discharged by it, except where failures to file such Tax Returns or failures to pay such Taxes would not have a Company Material Adverse Effect.
          (b) All such Tax Returns are true, accurate and complete, except where failures to be true, accurate and complete would not have a Company Material Adverse Effect.
          (c) Neither the IRS nor any other United States or non-United States Governmental Authority has asserted in writing or, to the knowledge of the Company, threatened in writing to assert against the Company or any Subsidiary any material deficiency or claim for any Taxes, in each case which is currently pending.
          (d) Neither the Company nor any Subsidiary has granted in writing any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax (other than any waiver or extension pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice).
          (e) There are no Liens for Taxes upon any property or assets of the Company or any Subsidiary except Company Permitted Liens.
          (f) Neither the Company nor any Subsidiary has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any Subsidiary, and the IRS has not, in writing, initiated or proposed any such adjustment or change in accounting method, that would have a material effect on the Tax liability of the Company and its subsidiaries after the Closing.
          (g) Neither the Company nor any Subsidiary has any liability for Taxes of any person other than the Company and the Subsidiaries as a result of being or having been a member of a group of entities filing Tax Returns on a consolidated, combined, unitary or affiliated basis. Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could reasonably be expected to give rise to a material payment or indemnification obligation (other than agreements among the Company and the Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).
          (h) Neither the Company nor any Subsidiary has been a party to any “listed transaction” within the meaning of United States Treasury Regulations Section 1.6011-4.
          (i) Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years.

          (j) Neither the Company nor any of its affiliates has taken or agreed to take any action, and the Company has no knowledge of any agreement, plan or other circumstance, that would (x) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (y) cause the shareholders of the Company, other than any such shareholder that would be a “five-percent transferee shareholder” (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)), to recognize gain pursuant to Section 367(a) of the Code.
          SECTION 4.15. Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) none of the Company or any Subsidiary has received any written notice, claim or demand to the effect that it has violated or is in violation of any Environmental Law; (b) none of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance arising out of the operations of the Company or any Subsidiary which would reasonably be expected to result in the imposition of any liability on the Company or any Subsidiary; (c) none of the Company or any Subsidiary is subject to a written notice, request for information or order from or agreement with any Governmental Authority finding that the Company or any Subsidiary is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) there are no judicial or administrative proceedings pending or, to the knowledge of the Company, threatened asserting that the Company or any Subsidiary is actually, potentially or allegedly liable under any Environmental Law (including pending or threatened liens); (e) each of the Company and each Subsidiary has all permits, licenses and other authorizations required under any Environmental Law for their operations as currently conducted (“Company Environmental Permits”); (f) each of the Company and each Subsidiary is in compliance with its Company Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Company Environmental Permit. The representations and warranties of the Company and the Subsidiaries made in this Section 4.15 are the only representations and warranties made in this Agreement regarding any matters arising under or relating to Environmental Laws, Environmental Permits and Hazardous Substances.
          SECTION 4.16. No Stockholder Rights Plan. The Company is not a party to any stockholder rights plan or “poison pill” agreement.
          SECTION 4.17. Material Contracts. (a) Section 4.17(a) of the Company Disclosure Schedule contains a complete list as of the date hereof of the following types of contracts and agreements, whether written or oral, that are intended by the Company or any Subsidiary, as applicable, to be legally binding, and to which the Company or any Subsidiary is a party (such contracts and agreements, being the “Company Material Contracts”):
(i)	each “material contract” (as such term is defined in Item 610(b)(10) of Regulation S-K of the SEC) with respect to the Company and the Subsidiaries (other than compensatory contracts with, or which include as participants, any current or former director or officer of the Company or any Subsidiary);

(ii)	each contract and agreement that is reasonably expected to require the payment by the Company or any other person of more than (x) $2,000,000 per annum, or (y) $10,000,000 over the remaining term of such contract or agreement (other than, in the case of this clause (y), any contract or agreement that provides that the Company has the right to terminate such contract or agreement on no more than 60 days’ notice and without material penalty);

(iii)	all material joint venture contracts, partnership arrangements or other material agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any third party;

(iv)	all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary, which are reasonably expected to involve payments by the Company or any Subsidiary of more than $2,000,000 per annum;

(v)	all contracts and agreements evidencing indebtedness for borrowed money in excess of $10,000,000 in principal amount; and

(vi)	all contracts and agreements that limit, or purport to limit, in any material respect the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time.
          (b) Except as would not have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding agreement and there is no default by the Company or any Subsidiary under any Company Material Contracts; (ii) no Company Material Contract has been canceled by the other party; (iii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract; and (iv) the Company and the Subsidiaries have not received any claim of default under any such agreement.
          (c) The Company has furnished or made available to Parent correct and complete copies of all Company Material Contracts, including any material amendments, waivers or other changes thereto, and has given to Parent a written description of all oral contracts included in the Company Material Contracts.
          SECTION 4.18. Insurance. Correct and complete summaries of (a) all material fire and casualty, general liability, business interruption and workers’ compensation insurance policies and (b) all D&O Insurance policies, in each case, maintained by the Company or any Subsidiary have been made available to Parent. Except as would not have a Company Material Adverse Effect, (i) such policies are in full force and effect as of the date of this Agreement; (ii) the Company or the relevant Subsidiary has paid all premiums under such policies and none of the Company or any Subsidiary is in default with respect to its obligations thereunder; and (iii) such policies cover such risks, are of such types and are in coverage amounts (including retentions and deductibles) as are usual and customary in the context of the businesses and operations in which the Company and the Subsidiaries are engaged.

          SECTION 4.19. Board Approval; Vote Required. (a) The Company Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that the Merger is in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholder Meeting.
          (b) The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the Company Stockholder Approval.
          SECTION 4.20. Opinions of Financial Advisors. The Company has received the written opinions of Lazard Freres & Co. LLC and J.P. Morgan Securities, Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, a copy of which opinions will be delivered to Parent promptly after the date of this Agreement for informational purposes only.
          SECTION 4.21. Brokers. No broker, finder or investment banker (other than Lazard Freres & Co. LLC and J.P. Morgan Securities, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a correct and complete copy of all agreements (including any amendments, waivers or other changes thereto) between the Company and each of Lazard Freres & Co. LLC and J.P. Morgan Securities Inc. pursuant to which either such firm would be entitled to any payment relating to the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          As an inducement to the Company to enter into this Agreement, except (i) as set forth in the Parent Disclosure Schedule (with specific reference to the particular section or subsection of this Agreement to which the information set forth in the Parent Disclosure Schedule relates; provided, that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent); and (ii) as disclosed in the Parent SEC Reports filed with or furnished to the SEC by Parent since December 31, 2006 and prior to the date hereof (other than disclosures in the “Risk Factors” sections thereof or any disclosures included in such filings that are cautionary, predictive or forward-looking in nature; provided, that in no event shall any disclosure contained in any such Parent SEC Report be deemed to be an exception to any representation or warranty contained in Section 5.05(b), and it being understood that any matter set forth in the Parent SEC Reports shall be deemed to qualify any representation or warranty in this Article V only to the extent that the description of such matter in the Parent SEC Reports would be reasonably inferred to be a qualification with respect to such representation and warranty), Parent and Merger Sub hereby represent and warrant to the Company as follows:

          SECTION 5.01. Corporate Organization. (a) Each of Parent, Merger Sub and each Parent Significant Subsidiary is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions where such concept is applicable) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Parent Material Adverse Effect. Each of Parent, Merger Sub and each Parent Significant Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing (with respect to jurisdictions where such concept is applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except for such failures to be so qualified or licensed and in good standing that would not have a Parent Material Adverse Effect.
          (b) Section 5.01(b) of the Parent Disclosure Schedule sets forth all Parent Significant Subsidiaries, together with the jurisdiction of incorporation or organization of each Parent Significant Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Parent Significant Subsidiary owned by Parent and each of its other subsidiaries set forth in Section 5.01(b) of the Parent Disclosure Schedule.
          SECTION 5.02. Organizational Documents. Parent has heretofore furnished to the Company a complete and correct copy of the memorandum of association and the bye-laws of Parent and the certificate of incorporation and bylaws of Merger Sub, each as amended to date. Such memorandum of association, certificate of incorporation, bye-laws and bylaws are in full force and effect. None of Parent, Merger Sub or any Parent Significant Subsidiary is in violation of any of the provisions of its memorandum of association, certificate of incorporation, bye-laws, bylaws or equivalent organizational documents, as applicable.
          SECTION 5.03. Capitalization. (a) The authorized share capital of Parent consists of (i) 400,000,000 Parent Common Shares and (ii) 21,000,000 preference shares, par value $0.01 per share. As of June 18, 2008 (i) 121,594,093 Parent Common Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, (ii) 6,900,000 4.875% cumulative convertible perpetual preference shares, par value $0.01 per share, were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable and (iii) 862,500 5.125% cumulative mandatory convertible preference shares, par value $0.01 per share (collectively with the preference shares described in clause (ii), the “Parent Preference Shares”), were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable. As of December 31, 2007, 4,685,082 Parent Common Shares were reserved for future issuance pursuant to outstanding stock options and restricted stock unit awards and from January 1, 2008 through June 18, 2008, Parent granted stock options and restricted stock unit awards pursuant to the equity incentive plans of Parent representing the right to acquire 941,050 Parent Common Shares in the aggregate. Except as set forth in this Section 5.03, and except for stock options and restricted stock units granted pursuant to the equity incentive plans of Parent, there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital or capital stock of Parent or Merger Sub, as applicable, or obligating Parent or Merger Sub to issue or sell any share capital or shares of capital stock, as applicable, of, or other equity interests in, Parent or Merger Sub. All Parent Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. All outstanding share capital or capital stock of Parent and Merger Sub, as applicable, has been issued and granted in compliance with all applicable securities laws and other applicable Laws.
          (b) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. 100 shares of Merger Sub Common Stock are issued and outstanding, all of which are owned by Parent.
          (c) The Parent Common Shares to be issued pursuant to the Merger in accordance with Section 2.04 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Parent’s memorandum of association or bye-laws or any agreement to which Parent is a party or is bound, and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.
          SECTION 5.04. Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL and, with respect to the Parent Share Issuance, the Parent Shareholder Approval). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
          SECTION 5.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the memorandum of association, certificate of incorporation, bye-laws or bylaws, each as amended to date, of either Parent or Merger Sub, as applicable, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained, that all filings and obligations described in Section 5.05(b) have been made and that the Parent Shareholder Approval has been obtained, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Significant Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Merger Sub or any Parent Significant Subsidiary is a party or by which Parent, Merger Sub or any Parent Significant Subsidiary or any property of any of them is bound or affected, except, with respect to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Parent Material Adverse Effect.
          (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act and as otherwise described in Section 5.05(b) of the Parent Disclosure Schedule and filing and recordation of appropriate merger documents as required by the DGCL, except as may be required in connection with Taxes described in Section 7.12, and except for the filing with the Registrar of Companies in Bermuda of a copy of the Joint Proxy Statement, signed by or on behalf of all the directors of Parent, to be published in connection with the Parent Share Issuance, as soon as reasonably practicable after its publication, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.
          SECTION 5.06. Compliance. Neither Parent nor any Parent Significant Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or any Parent Significant Subsidiary or by which any property or asset of Parent or any Parent Significant Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, franchise or other instrument or obligation to which Parent or any Parent Significant Subsidiary is a party or by which Parent or any Parent Significant Subsidiary or any property or asset of Parent or any Parent Significant Subsidiary is bound, except in either case for any such conflicts, defaults, breaches or violations that would not have a Parent Material Adverse Effect.
          SECTION 5.07. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since December 31, 2005 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) at the time they were filed or, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Parent SEC Report filed with or furnished to the SEC by Parent, and in either case, publicly available prior to the date hereof (each, a “Parent Filed SEC Report”) and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent

Parent Filed SEC Report. No Parent Significant Subsidiary is required to file any form, report or other document with the SEC.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports (or if amended prior to the date of this Agreement, as amended) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).
          (c) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated subsidiaries as at March 31, 2008, including the notes thereto, neither Parent nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, (i) incurred in the ordinary course of business consistent with past practice since March 31, 2008, (ii) relating to payment or performance obligations under contracts in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on a regularly prepared balance sheet, (iii) incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) that would not have a Parent Material Adverse Effect.
          (d) Parent has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes Oxley Act of 2002) with respect to any Parent SEC Report.
          (e) Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that all material information concerning Parent and its subsidiaries that is required to be disclosed in Parent’s SEC filings and other public disclosures is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. As used in this Section 5.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
          (f) Parent maintains a standard system of accounting established and administered in accordance with GAAP. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (g) Since December 31, 2004, (i) neither Parent nor any of its subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices, (ii) no attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its subsidiaries, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent, and (iii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Parent Board or any committee thereof that could have a material effect on accounting or revenue recognition.
          (h) Except in response to any inquiries or interrogatories described in Section 5.07(i), to the knowledge of Parent, no employee of Parent or any of its subsidiaries is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Parent or any of its subsidiaries the outcome of which is, as of the date hereof, reasonably likely to be materially adverse to Parent and its subsidiaries, taken as a whole.
          (i) Parent is not in receipt of any non-routine inquiries or interrogatories, whether in writing or, to the knowledge of Parent, otherwise or, to the knowledge of Parent, is not the subject of any investigation, audit, review or hearing by or in front of (A) the SEC or the NYSE, with respect to any of the Parent SEC Reports or any of the information contained therein, or (B) any other Governmental Authority, with respect to the conduct by Parent or any of its subsidiaries of its business or any aspect thereof the outcome of which is, as of the date hereof, reasonably likely to be materially adverse to Parent and its subsidiaries, taken as a whole.
          SECTION 5.08. Absence of Certain Changes or Events. Since December 31, 2007, (a) except as expressly contemplated by this Agreement, Parent and its subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice in all material respects, (b) there has not been any Parent Material Adverse Effect and (c) none of Parent or any Parent Significant Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in clauses (e), (f) and (g) of Section 6.02.
          SECTION 5.09. Taxes. (a) Each of Parent and its subsidiaries has timely filed or caused to be filed all Tax Returns required to be filed by it and has timely paid and discharged all Taxes required to be paid or discharged by it, except where failures to file such Tax Returns or failures to pay such Taxes would not have a Parent Material Adverse Effect.
          (b) All such Tax Returns are true, accurate and complete, except where failures to be true, accurate and complete would not have a Parent Material Adverse Effect.

          (c) Neither the IRS nor any other United States or non-United States Governmental Authority has asserted in writing or, to the knowledge of Parent, threatened in writing to assert against Parent or any of its subsidiaries any material deficiency or claim for any Taxes, in each case which is currently pending.
          (d) Neither Parent nor any of its subsidiaries has granted in writing any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax (other than any waiver or extension pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice).
          (e) There are no Liens for Taxes upon any property or assets of Parent or any of its subsidiaries except Parent Permitted Liens.
          (f) Neither Parent nor any of its subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Parent or any of its subsidiaries, and the IRS has not, in writing, initiated or proposed any such adjustment or change in accounting method, that would have a material effect on the Tax liability of Parent and any of its subsidiaries after the Closing.
          (g) Neither Parent nor any of its subsidiaries has any material liability for Taxes of any person other than Parent and any of its subsidiaries as a result of being or having been a member of a group of entities filing Tax Returns on a consolidated, combined, unitary or affiliated basis. Neither the Parent nor any of its subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could reasonably be expected to give rise to a material payment or indemnification obligation (other than agreements among Parent and its subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).
          (h) Neither Parent nor any of its subsidiaries has been a party to any “listed transaction” within the meaning of United States Treasury Regulations Section 1.6011-4.
          (i) Neither Parent nor any of its subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years.
          (j) Neither Parent nor any of its affiliates has taken or agreed to take any action, and Parent has no knowledge of any agreement, plan or other circumstance, that would (x) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (y) cause the stockholders of the Company, other than any such stockholder that would be a “five-percent transferee shareholder” (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)), to recognize gain pursuant to Section 367(a) of the Code.
          SECTION 5.10. Environmental Matters. Except as would not have a Parent Material Adverse Effect, (a) neither Parent nor any of its subsidiaries has received any written notice, claim or demand to the effect that it has violated or is in violation of any Environmental Law; (b) none of the properties currently or, to the knowledge of Parent, formerly owned, leased or operated by Parent or any of its subsidiaries (including soils and surface and ground waters) are contaminated with any Hazardous Substance arising out of the operations of Parent or any of its subsidiaries which would reasonably be expected to result in the imposition of any liability on Parent or any of its subsidiaries; (c) neither Parent nor any of its subsidiaries is subject to a written notice, request for information or order from or agreement with any Governmental Authority finding that Parent or any of its subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) there are no judicial or administrative proceedings pending or, to the knowledge of Parent, threatened asserting that Parent or any of its subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including pending or threatened liens); (e) Parent and each of its subsidiaries has all permits, licenses and other authorizations required under any Environmental Law for their operations as currently conducted (“Parent Environmental Permits”); (f) Parent and each of its subsidiaries is in compliance with its Parent Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Parent Environmental Permit. The representations and warranties of Parent made in this Section 5.10 are the only representations and warranties made in this Agreement regarding any matters arising under or relating to Environmental Laws, Environmental Permits and Hazardous Substances.
          SECTION 5.11. Board Approval; Vote Required. (a) The Parent Board, by resolutions duly adopted by unanimous vote of those present at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved this Agreement and declared its advisability, and (ii) resolved to recommend that the shareholders of Parent approve the Parent Share Issuance and directed that the Parent Share Issuance be submitted for consideration by Parent’s shareholders at the Parent Shareholder Meeting; and
          (b) The only vote of the holders of any class or series of share capital of Parent necessary to approve the Parent Share Issuance is the Parent Shareholder Approval.
          SECTION 5.12. Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
          SECTION 5.13. Availability of Funds. Parent has, or will have at the Effective Time, sufficient cash available to enable it to pay all fees and expenses in connection with the consummation of the transactions contemplated hereby.
          SECTION 5.14. Opinions of Financial Advisors. The Parent Board has received the separate opinions, each dated as of or about the date of this Agreement, of (i) Credit Suisse Securities (USA) LLC to the effect that, as of the date of such opinion, the Exchange Ratio is fair to Parent from a financial point of view and (ii) Morgan Stanley & Co. Incorporated to the effect that, as of the date of such opinion, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Parent. Copies of the written opinions of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated will be delivered to the Company promptly after the date of this Agreement for informational purposes only.

          SECTION 5.15. Brokers. No broker, finder or investment banker (other than Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.
ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER
          SECTION 6.01. Conduct of Business by the Company Pending the Merger. (a) The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing:
(i)	the businesses of the Company and the Subsidiaries shall be conducted in all material respects in the ordinary course of business as currently conducted; and

(ii)	the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.
          (b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (which consent, except as to (i), (ii), (iii), (iv) or (vii), shall not be unreasonably withheld):
(i)	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (A) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Company Stock Options outstanding on the date hereof and the grant of Company Stock Options, Company Restricted Stock Awards and Company Performance Share Awards in the ordinary course of business and in the manner and in amounts consistent with past practice, or shares of stock of any Subsidiary issued to the Company or a wholly-owned Subsidiary), or (B) any amount of assets of the Company or any Subsidiary having an aggregate value in excess of $10,000,000, except in the ordinary course of business and in a manner consistent with past practice;

(iii)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for regular quarterly dividends on Shares declared and paid in cash at times and in amounts consistent with past practice and except for any dividend or other distribution made by any Subsidiary to the Company or a wholly-owned Subsidiary;

(iv)	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

(v)	(A) acquire (including by merger, consolidation, acquisition of stock or other equity interests of any corporation, partnership, other business organization or any division thereof or any other business combination) any amount of assets having an aggregate value in excess of $10,000,000; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except (x) for any such transactions between the Company and the Subsidiaries or between the Subsidiaries, (y) under any agreements existing as of the date hereof, provided that at no time shall the aggregate amount of indebtedness outstanding under such agreements exceed the aggregate amount of indebtedness outstanding under such agreements as of the date hereof by more than $25,000,000, or (z) in connection with any transactions permitted under clause (D); (C) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (D) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $2,500,000 or capital expenditures which are, in the aggregate, in excess of $10,000,000 for the Company and the Subsidiaries taken as a whole that is not set forth in the capital expenditure budget provided to Parent prior to the date hereof, except for capital expenditures reasonably required to respond to emergency-type occurrences involving life, health, personal safety or the protection of property; or (E) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(b)(v);

(vi)	increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for (A) increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company, or (B) for stay bonuses which may be granted at the discretion of the Company not to exceed $750,000 in the aggregate, provided that (i) no stay bonuses will be granted to executive officers of the Company, (ii) the term of each stay bonus ends no earlier than December 31, 2008, (iii) the amount of each stay bonus shall not exceed two months of an individual’s base salary, and (iv) each stay bonus must be approved by the Company Vice President of Human

Resources, who shall provide a reconciled report on a monthly basis to the Parent setting forth in reasonable detail the terms of the stay bonuses granted, or grant any severance or termination pay to (except in the ordinary course of business consistent with past practice or to the extent required by any Company Plan in effect on the date of this Agreement), or enter into any employment or severance agreement with, any director, officer or other employee of the Company (except with respect to employees who are not directors or officers of the Company in the ordinary course of business consistent with past practice), or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, other than amendments required or reasonably advisable to comply with ERISA, the Code or other applicable Law;

(vii)	exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Company Stock Option, Company Restricted Stock Award or Company Performance Share Award;

(viii)	make any material change, other than reasonable and usual changes in the ordinary course of business and consistent with past practice, or as may be required by GAAP or as a result of a change of law, with respect to accounting policies or procedures;

(ix)	make or change any material Tax election or method of Tax accounting, amend any material Tax Return filed prior to the date hereof, settle or compromise any material Tax liability, consent to any material claim or assessment relating to Taxes, or waive any statute of limitations in respect of a material amount of Taxes or agree to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice);

(x)	pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities (A) reflected or reserved against in the Company Balance Sheet, (B) incurred under agreements or other obligations existing as of the date hereof or (C) subsequently incurred in the ordinary course of business and consistent with past practice;

(xi)	amend, modify or consent to the termination of any Company Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights thereunder, other than in the ordinary course of business and consistent with past practice;

(xii)	commence or settle any material Action, including any Action relating to this Agreement or the transactions contemplated hereby;

(xiii)	permit any material item of Company Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable material filings, recordings or other similar actions or filings, or fail to pay fees and taxes required or advisable to maintain and protect its interest in material Company Owned Intellectual Property;

(xiv)	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(xv)	announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.
          SECTION 6.02. Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 6.02 of the Parent Disclosure Schedule, unless the Company shall otherwise consent in writing, Parent shall not:
          (a) amend or otherwise change its memorandum of association or bye-laws in a manner adverse to the stockholders of the Company as opposed to any other holders of Parent Common Shares;
          (b) issue, sell, or grant, or authorize the issuance, sale or grant of, any share capital of Parent except (i) for fair market value, (ii) as dividend payments on Parent Preference Shares or (iii) upon the vesting of restricted stock units or the exercise of options, warrants, convertible securities or other rights of any kind to acquire any share capital of Parent which were issued with an exercise or conversion price of not less than the market price at the time of issuance; provided, that the foregoing shall not prohibit issuances of Parent Common Shares, restricted stock units, options or rights as part of normal employee compensation in the ordinary course of business; provided further, that this Section 6.02(b) shall not prohibit the issuance of share capital, restricted stock units, options, warrants, convertible securities or other rights in connection with the acquisition of another entity or business;
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, except for (i) regular quarterly dividends on Parent Common Shares declared and paid in cash at times and in amounts consistent with past practice or (ii) dividends on Parent Preference Shares declared and paid in accordance with the terms of the certificates of designation of such shares;
          (d) reclassify, combine, split or subdivide its share capital without appropriate adjustment being made to the Per Share Merger Consideration payable to the holders of Shares in the Merger;
          (e) acquire (including by merger, consolidation, acquisition of stock or other equity interests of any corporation, partnership, other business organization or any division thereof or any other business combination) assets if such acquisition would be reasonably likely to materially delay or prevent the Merger or is for consideration (including the assumption of debt) with a value in excess of the amount set forth in Section 6.02 of the Parent Disclosure Schedule;
          (f) make any material change, other than reasonable and usual changes in the ordinary course of business and consistent with past practice, or as may be required by GAAP or as a result of a change of law, with respect to accounting policies or procedures;
          (g) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or
          (h) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.
ARTICLE VII
ADDITIONAL AGREEMENTS
          SECTION 7.01. Registration Statement; Joint Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file with the SEC the proxy statement (such proxy statement, as amended or supplemented from time to time, being the “Joint Proxy Statement”) to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (including any adjournments or postponements thereof, the “Company Stockholder Meeting”) to be held to consider adoption of this Agreement and to be sent to the shareholders of Parent relating to the meeting of Parent’s shareholders (including any adjournments or postponements thereof, the “Parent Shareholder Meeting”) to be held to vote on the Parent Share Issuance, and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Shares to be issued to the stockholders of the Company pursuant to the Merger. Parent and the Company each shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities Laws or requirement of the NYSE in connection with the Parent Share Issuance. The Company and Parent shall furnish all information reasonably requested by the other party for inclusion in each of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Joint Proxy Statement to its stockholders and Parent shall mail the Joint Proxy Statement to its shareholders.
          (b) Except as provided in Section 7.05(d) or Section 7.05(e), the Company covenants that neither the Company Board nor any committee thereof shall withdraw, qualify, modify or amend, or propose to withdraw, qualify, modify or amend, in any manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any committee thereof of this Agreement or the Merger (the “Company Recommendation”), or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any such actions being a “Change in Company Recommendation”), and the Joint Proxy

Statement shall include the recommendation of the Company Board to the stockholders of the Company in favor of adoption of this Agreement.
          (c) Parent covenants that neither the Parent Board nor any committee thereof shall withdraw, qualify, modify or amend, or propose to withdraw, qualify, modify or amend, in any manner adverse to the Company, the approval or recommendation by the Parent Board or any committee thereof of the Parent Share Issuance (the “Parent Recommendation”), or take any action, or make any public statement, filing or release inconsistent with the Parent Recommendation (any such actions being a “Change in Parent Recommendation”), and the Joint Proxy Statement shall include the recommendation of the Parent Board to the shareholders of Parent in favor of approval of the Parent Share Issuance; provided, that Parent shall not have any obligation under the foregoing provision of this Section 7.01(c) if the Parent Board determines, in its good faith judgment prior to the time of the Parent Shareholder Meeting and after consultation with outside legal counsel, that the failure to make a Change in Parent Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to Parent and its shareholders under applicable Law, in which event the Parent Board may make a Change in Parent Recommendation, but only after (i) providing written notice to the Company advising the Company of its intention to make a Change in Parent Recommendation at least five (5) calendar days prior to effecting such Change in Parent Recommendation and (ii) negotiating, and causing its financial advisors and outside counsel to negotiate, with the Company in good faith during such five-day period (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to make a Change in Parent Recommendation would no longer be inconsistent with the directors’ exercise of their fiduciary obligations to Parent and its shareholders under applicable Law.
          (d) No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed) and without providing a reasonable opportunity to review and comment thereof. Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and Parent and the Company shall cooperate to prepare appropriate responses to the SEC to such comments and make such modifications for the Registration Statement as shall be reasonably appropriate and to the extent required by applicable Law.
          (e) Parent represents that the information supplied by Parent for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and shareholders of Parent, (iii) the time of the Company Stockholder Meeting, (iv) the time of the Parent Shareholder Meeting, and (v) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which is required by applicable Law to be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
          (f) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and shareholders of Parent, (iii) the time of the Company Stockholder Meeting, (iv) the time of the Parent Shareholder Meeting, and (v) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Subsidiary, or their respective officers or directors, should be discovered by the Company which is required by applicable Law to be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
          SECTION 7.02. Company Stockholder Meeting. (a) The Company shall call and hold the Company Stockholder Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement and the Company shall use its reasonable best efforts to hold the Company Stockholder Meeting as soon as practicable after the date on which the Registration Statement becomes effective and, subject to Section 7.05(d)(y), the Company agrees that this Agreement shall be submitted for adoption at the Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company may, but shall not be required to, adjourn or postpone the Company Stockholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or, if, as of the time for which the Company Stockholder Meeting is originally scheduled, there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.
          (b) Subject to Section 7.05(d) and Section 7.05(e), the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the Company Stockholder Approval. Subject to Section 7.05(d)(y), the obligation of the Company to call, give notice of, convene and hold the Company Stockholder Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change in Company Recommendation.
          SECTION 7.03. Parent Shareholder Meeting. (a) Parent shall call and hold the Parent Shareholder Meeting as promptly as practicable for the purpose of voting upon the Parent Share Issuance and Parent shall use its reasonable best efforts to hold the Parent Shareholder Meeting as soon as practicable after the date on which the Registration Statement becomes effective and Parent agrees that the Parent Share Issuance shall be submitted for approval at the Parent Shareholder Meeting. Notwithstanding anything to the contrary in this Agreement, Parent may, but shall not be required to, adjourn or postpone the Parent Shareholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its shareholders in advance of a vote on the approval of the Parent Share Issuance, or, if, as of the time for which the Parent Shareholder Meeting is originally scheduled, there are insufficient Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.
          (b) Subject to Section 7.01(c), Parent shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Parent Share Issuance and shall take all other action necessary or advisable to secure the Parent Shareholder Approval. The obligation of Parent to call, give notice of, convene and hold the Parent Shareholder Meeting shall not be limited or otherwise affected by any Change in Parent Recommendation.
          SECTION 7.04. Access to Information; Confidentiality. (a) Except as otherwise prohibited by applicable Law or the terms of any contract or agreement (provided that each party shall use all reasonable efforts to promptly obtain any consent required under any such contract or agreement in order that it may comply with the terms of this Section 7.04), from the date of this Agreement until the Effective Time, each of Parent and the Company shall, and shall cause its respective subsidiaries to, (i) provide to the other party and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its representatives may reasonably request; provided, however, that neither Parent nor the Company shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the person in possession or control of such information or contravene any Law, order, judgment, decree or agreement to which such party or any of its subsidiaries is a party or is subject.
          (b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated March 31, 2008 (the “Confidentiality Agreement”), between Parent and the Company.
          (c) No investigation pursuant to this Section 7.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          (d) Neither party shall conduct any invasive testing of soil, groundwater or building components at any property of the other party without the prior written consent of such other party.
          SECTION 7.05. No Solicitation of Transactions. (a) The Company agrees that neither it nor any Subsidiary will, and the Company shall use its reasonable best efforts to cause their respective directors, officers, employees, agents, investment bankers, attorneys, accountants, other advisors or representatives (such persons, together with Subsidiaries, collectively, the “Company Representatives”) not to (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate the making of any Acquisition Proposal, (ii) enter into, continue or otherwise engage or participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise knowingly cooperate, encourage or facilitate any effort or attempt to make or implement any proposal or inquiry that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (iv) submit to a vote of its stockholders, approve, endorse or recommend, or publicly announce an intention to approve, endorse or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement amalgamation agreement, scheme of arrangement or other similar agreement relating to any Acquisition Proposal (other than a Qualifying Confidentiality Agreement in accordance with Section 7.05(b)). The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.
          (b) Notwithstanding anything to the contrary in this Section 7.05, if the Company or any of the Company Representatives receives an unsolicited written Acquisition Proposal from any person or group of persons at any time prior to the Company Stockholder Meeting, the Company and Company Representatives may (i) contact such person or group of persons to clarify the terms and conditions thereof, and (ii) if the Company Board (or any committee thereof) has (A) determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (B) obtained from such person a Qualifying Confidentiality Agreement, furnish information to, and enter into discussions and negotiations with, such person or group of persons; provided, that the Company shall have provided written notice to Parent of its intent to furnish information or enter into discussions or negotiations with such person or group of persons at least one business day prior to taking any such action.
          (c) Promptly (but in no event more than 24 hours) following receipt thereof, the Company shall advise Parent in writing of the receipt of any Acquisition Proposal, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal and the terms and conditions of such Acquisition Proposal and the Company shall promptly provide to Parent a copy of any Acquisition Proposal made in writing provided to the Company and copies of any written materials received by the Company in connection therewith. The Company agrees that it shall keep Parent reasonably informed of the status of any discussions or negotiations with respect to any Acquisition Proposal. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company that may be provided (pursuant to Section 7.05(b)) to any other person or group of persons in connection with any Acquisition Proposal which was not previously provided to Parent.
          (d) Notwithstanding anything to the contrary contained in Section 7.05, at any time prior to the Company Stockholder Meeting, if the Company has received a Superior Proposal (after giving effect to the terms of any revised offer by Parent pursuant to this Section 7.05(d)), the Company Board may (x) in connection with such Superior Proposal, make a Change in Company Recommendation or (y) terminate this Agreement for the purpose of causing the Company to enter into an acquisition agreement with respect to such Superior Proposal (provided that the Company shall have paid the Termination Fee prior to or concurrently with such termination of this Agreement in accordance with Section 9.03(b)), which the Company shall enter into concurrently with or immediately following such termination, if the Company Board has determined in good faith, after consultation with the Company’s financial advisors and outside counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company and its stockholders under applicable Law and the Company’s certificate of incorporation; provided, however, that if the Change in Company Recommendation pursuant to clause (x) or the termination of this Agreement pursuant to clause (y) is to be effected as a result of a Superior Proposal, then the Company Board may not take the actions set forth in clause (x) or (y), as the case may be, unless:
     (i) the Company shall have provided prior written notice to Parent at least five (5) calendar days in advance (the “Notice Period”) of its intention to take such actions, which notice shall advise Parent that the Company Board has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal and indicate that the Company Board intends to effect a Change in Company Recommendation or terminate this Agreement and the manner in which it intends (or may intend) to take such action (a “Notice of Superior Proposal”), and
     (ii) during the Notice Period, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute (in the judgment of the Company Board) a Superior Proposal.
If during the Notice Period any revisions are made to the Superior Proposal, the Company shall deliver a new written notice to Parent specifying the details of any such revisions and shall comply with the requirements of this Section 7.05(d) with respect to such new written notice, except that the new Notice Period shall be two (2) calendar days. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for an Acquisition Proposal or otherwise in order to comply with its fiduciary obligations to the Company and its stockholders under applicable Law and the Company’s certificate of incorporation or Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act will not constitute a violation of this Agreement; provided, that such disclosure does not violate any provision of this Section 7.5(d) (it being understood that a mere “stop, look and listen” disclosure shall not violate this Section 7.5(d) or constitute a Change in Company Recommendation). Any Change in Company Recommendation shall not change the approval of the Company Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby.
          (e) Notwithstanding Section 7.05(d), at any time prior to the Company Stockholder Approval, the Company Board may, other than in response to a Superior Proposal, make a Change in Company Recommendation if the Company Board determines, in its good faith judgment prior to the time of the Company Stockholder Meeting and after consultation with outside legal counsel, that failure to make a Change in Company Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company and its stockholders under applicable Law and the Company’s certificate of incorporation; provided, that the Company Board may not take the actions set forth in this Section 7.05(e) unless prior thereto the Company shall take the actions set forth in clauses (i) and (ii) of Section 7.05(d) as if a Superior Proposal had been received by the Company.
          (f) An “Acquisition Proposal” means any proposal or offer from any person or group of persons (other than Parent, Merger Sub or their respective affiliates): (i) for any merger, consolidation, amalgamation, share exchange, business combination, scheme of arrangement, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary pursuant to which such person or group of persons would own 25% or more of the voting power of any class of equity securities of the Company or of any resulting parent of the Company; (ii) for any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 25% or more of the consolidated revenue, consolidated operating income or consolidated total assets of the Company and the Subsidiaries, taken as a whole; or (iii) for any sale, exchange, transfer or other disposition pursuant to which such person or group of persons would own 25% or more of the voting power of any class of equity securities of the Company, in a single transaction or a series of related transactions, in each case other than the Merger.
          (g) A “Superior Proposal” means an unsolicited written bona fide offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, amalgamation, share exchange, business combination, asset purchase, scheme of arrangement, or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the voting power of any class of equity securities of the Company or of any resulting entity of such transaction or the Company would sell more than 50% of the consolidated assets of the Company and the Subsidiaries; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of stock of the Company, in each case on terms that the Company Board determines, in its good faith judgment (after consultation with the Company’s financial advisors), to be more favorable to the Company stockholders than the Merger (after taking into account, among other factors the Company Board may deem relevant, the likelihood of obtaining any financing required to consummate the transaction contemplated by such offer).

          SECTION 7.06. Employee Benefits Matters. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation and the Subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary; provided, that nothing contained herein shall prohibit Parent or the Surviving Corporation or any of Parent’s subsidiaries from amending, modifying or terminating any such contracts, agreements, arrangements, policies, plans and commitments in accordance with their terms. Employees of the Company or any Subsidiary shall receive credit for purposes of eligibility to participate, vesting and benefit entitlement (but not, except to the extent required by applicable Law, for benefit accruals under a defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of the Subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions or actively-at work requirements, except to the same extent such limitations are applicable under any Company Plan and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and the Subsidiaries in the calendar year in which the Effective Time occurs.
          (b) For a period commencing at the Effective Time and ending no earlier than the first anniversary of the Effective Time, Parent shall, or shall cause its affiliates to, provide employees of the Company and the Subsidiaries who are employed by the Company and the Subsidiaries as of the Effective Time and who continue to be employees of Parent or its subsidiaries, including the Company or any Subsidiary, with employee benefit plans, programs, contracts and arrangements that are no less favorable in the aggregate than those currently provided to them in connection with their employment by the Company or a Subsidiary (excluding equity-related awards and executive life insurance benefits). Employees of the Company and the Subsidiaries who are employed by the Company and the Subsidiaries as of the Effective Time and who continue to be employees of Parent or its subsidiaries, including the Company or any Subsidiary, shall be eligible to receive equity-related awards under the equity plans of Parent to the same extent as similarly-situated employees of Parent or its subsidiaries.
          (c) Parent shall credit employees of the Company and the Subsidiaries with any co-payments, deductibles and out of pocket expenses paid by such employees under Company Plans during the plan year in which the Effective Time occurs.
          (d) Nothing contained herein shall be deemed to be a guarantee of employment for any employee of the Company or their respective subsidiaries, or to restrict the right of Parent or any of its subsidiaries to terminate or cause to be terminated any employee at any time for any or no reason with or without notice. Notwithstanding the foregoing provisions of this Section 7.06, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement or (ii) shall limit the right of Parent or any of its subsidiaries to amend, terminate or otherwise modify (or cause to be amended, terminated or otherwise modified) any employee benefit plan, program or arrangement following the Closing in accordance with its terms. Parent and the Company acknowledge and agree that all provisions contained in this Section 7.06 are included for the sole benefit of Parent and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof), of the Company or any of its affiliates or (ii) to continued employment with Parent or any of its affiliates or continued participation in any employee benefit plan, program or arrangement.
          (e) Within fifteen (15) days of the date hereof, the Company shall provide, on Section 4.10(k) of the Company Disclosure Schedule, a current list of each material Non-U.S. Benefit Plan that is not required by the Law of any non-U.S. jurisdiction, and the Company shall make available to Parent all material documents related to each such material Non-U.S. Benefit Plan.
          (f) No earlier than forty-five (45) days following the date hereof, the Company shall deliver, or shall cause to be delivered, cash to the Company Executive Benefit Trust, dated as of May 23, 2000 (as amended from time to time) (the “Executive Benefit Trust”) in an amount not to exceed $45,000,000 and a number of shares of Company Common Stock not to exceed 800,000 in order to fund all of the Company’s obligations under such trust, pursuant to the terms of the Executive Benefit Trust.
          (g) Parent and the Company mutually agree to provide each other with reasonable access to their respective affiliates, officers, employees, agents and representatives to cooperate and to provide information as any of them may reasonably request, in connection with the Parent negotiating and entering into retention arrangements within forty-five (45) days of the date hereof with certain key employees of the Company (as may be determined by Parent in its sole discretion).
          (h) Promptly following the date hereof, Parent will negotiate in good faith with the Company with a view to agreeing on a mechanism with respect to employees of the Company who (i) hold Company Performance Share Awards with respect to the 2006-2008 performance period and (ii) remain employees of Parent or any of its subsidiaries (including the Company) following the Closing and through the applicable payment date, so that such employees are not adversely affected from a financial viewpoint as a result of the occurrence of the Closing, taking into consideration the actual performance of the Company and its Subsidiaries during 2008. Parent shall assume, maintain and honor the Company’s Annual Incentive Plan (“AIP”) existing as of the Closing and shall pay to eligible AIP participants the bonuses they have accrued under the AIP at the end of the bonus determination period that includes the date on which the Closing occurs based on the Company’s performance for the period beginning on January 1, 2008 and ending on the date on which the Closing occurs and based on the Surviving Corporation’s performance for the period beginning on the date on which the Closing occurs and ending on December 31, 2008 (as determined by Parent in its discretion); provided, that each such AIP participant is employed by the Surviving Corporation on December 31, 2008 and no other annual bonuses will be payable to such AIP participants in the United States for 2008, unless such AIP participant terminates employment with the Surviving Corporation by reason of death, disability or retirement.

          (i) Parent shall continue to maintain the Company Master Retiree Welfare Plan (the “Retiree Plan”), including all accounts under such plan as of the Closing, in accordance with the terms of the Retiree Plan. Parent shall have the discretion to freeze the Retiree Plan with respect to new participants and future benefit accruals effective as of December 31, 2009. Parent shall continue to allow participants in the Retiree Plan to participate in the medical and dental programs generally available to active salaried employees of the Surviving Corporation at group premium rates, subject to its terms, with the cost of such premiums to be paid from the Retiree Plan accounts in accordance with the terms of the plan or by such participant.
          SECTION 7.07. Directors’ and Officers’ Indemnification and Insurance. (a) The certificate of incorporation of the Surviving Corporation and each of the Subsidiaries shall (i) contain provisions no less favorable with respect to indemnification, exculpation and advancement of expenses than are set forth in the certificate of incorporation and bylaws of the Company or the applicable Subsidiary, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or at any time prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or the Subsidiaries, unless such modification shall be required by law; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such six-year period, such provisions shall not be modified until the final disposition of any such claims, and (ii) with respect to the Surviving Corporation, contain provisions no less favorable with respect to indemnification for matters occurring from and after the Effective Time than are set forth in Parent’s memorandum of association or bye-laws, as of the date hereof.
          (b) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are not, in the aggregate, less favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of the Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect for six years from the Effective Time, the D&O Insurance maintained by the Company as of the date hereof (except the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not, in the aggregate, materially less favorable) with respect to matters occurring prior to the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend in the aggregate pursuant to this Section 7.07(b) an annual amount in excess of 200% of the annual premiums currently paid by the Company (which current amount is set forth in Section 7.07(b) of the Company Disclosure Schedule) for such insurance; provided further, that, if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to that maximum amount from an insurance carrier with the same or better credit rating than the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance.
          (c) In the event the Company, the Surviving Corporation, any Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Corporation or such Subsidiary, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.07.
          (d) The provisions of this Section 7.07 are intended to be for the benefit of, and shall be enforceable by, each present and former director, officer or employee (an “Indemnified Person”) of the Company or any of the Subsidiaries, his or her heirs, executors or similar representatives, shall be binding on all successors and assigns of Parent, the Company, the Surviving Corporation and the Subsidiaries and shall not be amended in a manner that is adverse to the Indemnified Persons (including their successors, assigns and heirs) without the consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby.
          SECTION 7.08. Parent Board Representative. Prior to the Closing, effective as of the Effective Time, Parent shall take such actions as are required to appoint the Chairman, President and Chief Executive Officer of the Company to the class of directors of the Parent Board with its term expiring at the 2011 annual general meeting of Parent shareholders.
          SECTION 7.09. Notification of Certain Matters. Subject to applicable Law and the requirements of any Governmental Authority, each of the Company and Parent shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, from any third person and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other representatives to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat.
          SECTION 7.10. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall promptly after the date of this Agreement (a) make its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the transactions contemplated hereby, (b) file with the Registrar of Companies in Bermuda a copy of the Joint Proxy Statement, signed by or on behalf of all the directors of Parent, to be published in connection with the Parent Share Issuance, as soon as reasonably practicable after its publication, and (c) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated hereby, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.
          SECTION 7.11. Tax Free Merger. (a) This Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act it knows could (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the shareholders of the Company, other than any such shareholder that would be a “five-percent transferee shareholder” (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)), to recognize gain pursuant to Section 367(a) of the Code. Following the Effective Time, none of the Surviving Corporation, Parent or any of their affiliates shall take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act it knows could (i) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the shareholders of the Company, other than any such shareholder that would be a “five-percent transferee shareholder” (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)), to recognize gain pursuant to Section 367(a) of the Code.
          (b) As of the date hereof, the Company does not know of any reason (i) why it would not be able to deliver the representation letters contemplated by Section 8.03(d), or (ii) why counsel to Parent and the Company would not be able to deliver the tax opinions contemplated by Section 8.02(e) and Section 8.03(d).
          As of the date hereof, Parent does not know of any reason (i) why it would not be able to deliver the representation letters contemplated by Section 8.02(e), or (ii) why counsel to Parent and the Company would not be able to deliver the tax opinions contemplated by Section 8.02(e) and Section 8.03(d).
          SECTION 7.12. Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable by the Company, Parent or Merger Sub in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of Company Common Stock.

          SECTION 7.13. Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.
          SECTION 7.14. Letters of Accountants. (a) Parent and the Company will each use all reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.
          (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company and the Company Board two “comfort” letters of Deloitte & Touche LLP, Parent’s independent public accountants, one dated and delivered the date on which the Registration Statement shall become effective and one dated as of the Effective Time, and addressed to the Company and the Company Board, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.
          (c) The Company shall use its reasonable best efforts to cause to be delivered to Parent and the Parent Board two “comfort” letters of KPMG LLP, the Company’s independent public accountants, one dated and delivered the date on which the Registration Statement shall become effective and one as of the Effective Time, and addressed to Parent and the Parent Board, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.
          SECTION 7.15. NYSE Listing. Parent shall promptly prepare and submit to the NYSE a listing application covering the Parent Common Shares to be issued in the Merger and pursuant to Substitute Options, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Shares, subject to official notice of issuance to NYSE, and the Company shall cooperate with Parent with respect to such listing.
          SECTION 7.16. Subsequent Financial Statements. (a) The Company shall, if practicable, consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.
          (b) Parent shall, if practicable, consult with the Company prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, it being understood that the Company shall have no liability by reason of such consultation.
          SECTION 7.17. Public Announcements. The initial press release relating to this Agreement and the transactions contemplated hereby shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the NYSE, each of Parent and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated hereby; provided, that this Section 7.17 shall terminate in the event the Company Board withdraws the Company Recommendation or the Parent Board withdraws the Parent Recommendation.
          SECTION 7.18. Assistance with Parent Financing. (a) The Company shall provide to Parent such cooperation as may be reasonably requested by Parent to facilitate any financing transaction by Parent (the “Financing”) after the date hereof, including (i) using its reasonable best efforts to cause appropriate officers, employees and other representatives of the Company to participate in (x) meetings, drafting sessions and due diligence sessions relating to the Company with Parent and its representatives and with Parent’s financing sources, (y) sessions with rating agencies with respect to the Financing, but only with respect to the portions of such sessions that relate to the Company and (z) roadshows and other marketing efforts in connection with the Financing, but only with respect to the portions of such roadshows or other marketing efforts that relate to the Company, (ii) assisting Parent and its financing sources in the preparation of any offering documents to be used in connection with the Financing, including any documents to be filed by Parent with the SEC, bank information memoranda or other disclosure documents reasonably requested by Parent in connection with the Financing, including materials for rating agency presentations, in each case, to the extent such materials relate to the Company, (iii) furnishing Parent and its financing sources with financial and other relevant information regarding the Company as may reasonably be requested by Parent to obtain the Financing, and (iv) using reasonable best efforts to cause KPMG LLP, the Company’s independent public accountants, to take such actions regarding the Company as Parent may reasonably request in connection with the Financing, including to (w) obtain the consent of KPMG LLP for the inclusion of its reports on the Company’s audited financial statements included in the Company SEC Reports in any offering documents, offering memoranda, offering circulars, prospectuses or registration statement to be used in connection with the Financing, (x) deliver a “comfort letter” to Parent’s financing sources in a form meeting the requirements of Statement of Auditing Standards No. 72 – Letters for Underwriters and Certain Other Requesting Parties, as such statement has been amended or modified, or such other form as may reasonably be requested by Parent or its financing sources and is customary for offerings of securities contemplated by the Financing, (y) participate in customary “auditor due diligence” sessions relating to the Company with Parent’s financing sources and counsel to such financing sources and Parent and its representatives and (z) enter into customary agreements or engagements with respect to the Company with accountants.
          (b) Parent shall indemnify and hold harmless the Company and each of the officers, employees and other representatives of the Company against all losses, liabilities, damages, claims, costs and expenses (including the costs of reasonable investigation and reasonable accountants’ and attorneys’ fees) arising out of, resulting from or relating to any third party claims against one or more of such persons based on (i) any untrue statement or alleged untrue statement of material fact contained in any offering documents, bankers’ book or other materials or information prepared or distributed, whether orally or in writing, in connection with the Financing or any “Blue Sky” application or other document prepared or executed by or on behalf of Parent for the purpose of qualifying any securities issued or contemplated to be issued in connection with the Financing under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”), (ii) with respect to materials identified in clause (i), any omission or alleged omission to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (iii) any of such persons being alleged or found to be a seller, participant or underwriter in the offering of any securities in connection with the Financing or an issuer or guarantor of such securities as a result of the assistance provided or actions taken by the Company or any of its officers, employees or representatives pursuant to Section 7.18(a), or (iv) any of such persons otherwise being alleged or found to have aided and abetted Parent or its representatives in any wrongdoing relating to the offer or sale of any securities in connection with the Financing as a result of the assistance provided or actions taken by the Company or any of its officers, employees or representatives pursuant to Section 7.18(a). Notwithstanding anything to the contrary contained in this Section 7.18(b), Parent shall not be required to so indemnify the Company or any officer, employee or other representative of the Company to the extent any losses, liabilities, damages, claims, costs or expenses (including the costs of reasonable investigation and reasonable accountants’ and attorneys’ fees) arise out of, result from or relate to any information contained in any Company SEC Report or any information relating to the Company expressly provided to Parent by the Company or any of its officers, employees or representatives for use in connection with the Financing.
ARTICLE VIII
CONDITIONS TO THE MERGER
          SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:
          (a) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn.
          (b) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
          (c) Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.
          (d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
          (e) Regulatory Approvals. The clearances and waiting periods described on Schedule 8.01(e) shall have been obtained or expired, as applicable; provided, that if the clearances and waiting periods described in clauses (i), (ii), (iii) and (iv) of Schedule 8.01(e) have been obtained or expired, as applicable, Parent and Merger Sub have complied with their obligations under Section 7.10 in all material respects, and the other conditions to the obligations of the parties contained in this Article VIII have been satisfied or waived (where permissible), the condition to the Company’s obligations contained in this Section 8.01(e) shall be deemed to have been satisfied so long as the consummation of the Merger would not have a Parent Material Adverse Effect or be reasonably likely to result in any personal liability (other than de minimis monetary penalties) to any director, officer or employee of the Company or any of the Subsidiaries.
          (f) NYSE Listing. The Parent Common Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.
          SECTION 8.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.03(a) shall be true and correct except for de minimis errors, (ii) the representations and warranties of the Company contained in Section 4.04 shall be true and correct, and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) except as would not have a Company Material Adverse Effect, in the case of each of (i), (ii) and (iii) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
          (c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).
          (d) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.
          (e) Tax Opinion. Parent shall have received the opinion of Shearman & Sterling LLP, counsel to Parent, based upon representations of Parent, Merger Sub and the Company, and customary assumptions, to the effect that, for United States federal income tax purposes, (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (iii) a conversion of Shares into the Per Share Merger Consideration provided for hereunder will be an exchange governed by Section 354 of the Code to which Section 367(a) does not apply, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Shearman & Sterling LLP of representation letters from each of Parent and Company substantially to the effect set forth in Exhibit A and Exhibit B, respectively. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.
          SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
          (a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 5.03(a) shall be true and correct except for de minimis errors, (ii) the representations and warranties of Parent contained in Section 5.04 shall be true and correct, and (iii) all other representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) except as would not have a Parent Material Adverse Effect, in the case of each of (i), (ii) and (iii), as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
          (c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by a duly authorized officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).
          (d) Tax Opinion. The Company shall have received the opinion of Sidley Austin LLP, counsel to the Company, based upon representations of Parent, Merger Sub and the Company, and customary assumptions, to the effect that, for United States federal income tax purposes, (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (iii) a conversion of Shares into the Per Share Merger Consideration provided for hereunder will be an exchange governed by Section 354 of the Code to which Section 367(a) of the Code does not apply, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Sidley Austin LLP of representation letters from each of Parent and Company substantially to the effect set forth in Exhibit A and Exhibit B, respectively. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.
          (e) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
          SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Shareholder Approval, as follows:
(a)	by mutual written consent of Parent and the Company; or

(b)	by either Parent or the Company if:
(i)	the Effective Time shall not have occurred on or before March 23, 2009 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose intentional failure to fulfill any obligation of this Agreement or other intentional breach of this Agreement has resulted in the failure of any condition to the Merger not to be satisfied prior to such date; or

(ii)	any court of competent jurisdiction or any Governmental Authority shall have issued an Order or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting consummation of the Merger and such Order or other action shall have become final and non-appealable provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted or otherwise taken such action as is required to comply with Section 7.10; or

(iii)	(A) the Company Stockholder Approval shall not be obtained at the Company Stockholder Meeting, or (B) the Parent Shareholder Approval shall not be obtained at the Parent Shareholder Meeting; or
(c)	by Parent:
(i)	upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by the Company of notice thereof, and such breach has not been waived by Parent pursuant to the provisions hereof; or

(ii)	prior to the Company Stockholder Meeting, if the Company Board makes a Change in Company Recommendation; or

(iii)	if the Company shall have failed to include in the Joint Proxy Statement the recommendation of the Company Board to the stockholders of the Company in favor of the adoption of this Agreement; or

(d)	by the Company:
(i)	upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by Parent of notice thereof, and such breach has not been waived by the Company pursuant to the provisions hereof; or

(ii)	pursuant to Section 7.05(d); or

(iii)	prior to the Parent Shareholder Meeting, if the Parent Board makes a Change in Parent Recommendation; or

(iv)	if Parent shall have failed to include in the Joint Proxy Statement the recommendation of the Parent Board to the shareholders of Parent of the Parent Share Issuance.
          SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of the Company, Parent or Merger Sub or their respective officers or directors, except (a) as set forth in Section 7.04(b), Section 7.04(c), Section 7.18(b), this Section 9.02, Section 9.03 and Article X, which provisions shall survive termination, and (b) nothing contained in this Section 9.02 or in Section 9.03 shall relieve any party from liability for any intentional and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination that would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied.
          SECTION 9.03. Payment of Certain Fees and Expenses. (a) Except as set forth in this Section 9.03, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder or shareholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.
(b)	The Company agrees that:
(i)	if Parent shall terminate this Agreement pursuant to Section 9.01(c)(ii) or Section 9.01(c)(iii) and within twelve months after the date of such termination the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by an Acquisition Proposal; provided, that for purposes of this Section 9.03(b)(i), all references to 25% in the definition of “Acquisition Proposal” shall be replaced with references to 50%; or
(ii)	if the Company shall terminate this Agreement pursuant to Section 9.01(d)(ii); or

(iii)	if (A) Parent or the Company shall terminate this Agreement pursuant to Section 9.01(b)(i) or Parent shall terminate this Agreement pursuant to Section 9.01(c)(i), (B) prior to the time of such termination an Acquisition Proposal shall have been made or communicated to the senior management of the Company or the Company Board or an Acquisition Proposal shall have been publicly made known or publicly announced with respect to the Company, and (C) within twelve months after the date of such termination the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by an Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated, publicly made known or publicly announced); provided, that for purposes of this Section 9.03(b)(iii), all references to 25% in the definition of “Acquisition Proposal” shall be replaced with references to 50%; or

(iv)	if (A) Parent or the Company shall terminate this Agreement pursuant to Section 9.01(b)(iii)(A), (B) prior to the time of such failure to so adopt this Agreement an Acquisition Proposal shall have been publicly made known or publicly announced with respect to the Company, and (C) within twelve months after the date of such termination the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by an Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same as the original Acquisition Proposal publicly made known or publicly announced); provided, that for purposes of this Section 9.03(b)(iv), all references to 25% in the definition of “Acquisition Proposal” shall be replaced with references to 50%;
then the Company shall pay to Parent (A) prior to or concurrently with the termination of this Agreement if payable pursuant to Section 9.03(b)(ii), or (B) promptly (but in any event no later than one (1) business day after the first of such events shall have occurred) with respect to the termination of this Agreement if payable pursuant to Section 9.03(b)(i), Section 9.03(b)(iii) or Section 9.03(b)(iv), a fee of $110,000,000 (the “Termination Fee”), which amount shall be payable in immediately available funds.
          (c) The Company agrees that if Parent shall terminate this Agreement pursuant to Section 9.01(c)(i), Section 9.01(c)(ii) or Section 9.01(c)(iii) then the Company shall, whether or not any payment is made pursuant to Section 9.03(b), reimburse Parent for all of its Expenses, up to a maximum of $10,000,000 (not later than three business days after submission of statements therefore). Parent agrees that if the Company shall terminate this Agreement pursuant to Section 9.01(d)(i), Section 9.01(d)(iii) or Section 9.01(d)(iv) then Parent shall reimburse the Company for all of its Expenses, up to a maximum of $10,000,000 (not later than three business days after submission of statements therefore). Any reimbursement of expenses by the Company pursuant to this Section 9.03(c) shall be credited against any amount that may become payable pursuant to Section 9.03(b).

          (d) The Company and Parent acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee, or the Company or Parent shall fail to pay any Expenses, when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by Parent or the Company, as the case may be, (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.
          SECTION 9.04. Amendment. Except as may otherwise be provided herein, any provision of this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, that, after either of the Company Stockholder Approval and the Parent Shareholder Approval have been obtained, no such amendment shall be made that under applicable Law requires further approval by the stockholders of the Company or the shareholders of Parent, as applicable, without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the Company and Parent.
          SECTION 9.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE X
GENERAL PROVISIONS
          SECTION 10.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Article II and Article III and Section 7.04(b), Section 7.06, Section 7.07, Section 7.08 and Section 7.11 and this Article X shall survive the Effective Time.
          SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

          if to Parent or Merger Sub:
Bunge Limited
50 Main Street
White Plains, New York 10606
Facsimile No: (914) 684-3497
Attention: Carla Heiss, Esq.
          with a copy to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile No: (212) 848-7179
Attention: John J. Madden, Esq.
                  Clare O’Brien, Esq.
          if to the Company:
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, Illinois 60154
Facsimile No: (708) 551-2801
Attention: Mary Ann Hynes, Esq.
          with a copy to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Facsimile No: (312) 853-7036
Attention: John M. O’Hare, Esq.
                Robert L. Verigan, Esq.
          SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
          SECTION 10.04. Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent; provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations; provided further, that such assignment shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement.
          SECTION 10.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
          SECTION 10.06. Interpretation. References herein to the “knowledge of the Company” or the “knowledge of Parent” shall mean the actual knowledge of those persons identified in Section 10.06 of the Company Disclosure Schedule and Section 10.06 of the Parent Disclosure Schedule, respectively. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. References to “hereof” shall mean this Agreement and references to the “date hereof” shall mean the date of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. When reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. The table of contents to and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.
          SECTION 10.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy at law or equity.

          SECTION 10.08. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the DGCL). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court sitting in the City of Wilmington for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.
          SECTION 10.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          SECTION 10.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
          SECTION 10.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (B) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUNGE LIMITED
By	/s/ Alberto Weisser
	Name:	Alberto Weisser
	Title:	Chairman and Chief Executive Officer

By	/s/ Jacqualyn A. Fouse
	Name:	Jacqualyn A. Fouse
	Title:	Chief Financial Officer

BLEECKER ACQUISITION CORP.
By	/s/ Jacqualyn A. Fouse
	Name:	Jacqualyn A. Fouse
	Title:	President

CORN PRODUCTS INTERNATIONAL, INC.
By	/s/ Samuel C. Scott III
	Name:	Samuel C. Scott III
	Title:	Chief Executive Officer

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